Exhibit (a)(1)(i)

SANTANDER CONSUMER USA HOLDINGS INC.

Offer to Purchase for Cash

Up to $1,000,000,000 of its Common Stock

At a Purchase Price Not Less Than $23 Per Share and Not More Than $26 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 27, 2020, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

Santander Consumer USA Holdings Inc., a Delaware corporation (“SC,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $1,000,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $23 per share and not more than $26 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I that we have filed with the U.S. Securities and Exchange Commission (the “Commission”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on February 27, 2020 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, which will be not less than $23 per share and not more than $26 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $1,000,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date.

Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the purchase price per share is $23, we would purchase 43,478,260 shares, and, if the purchase price per share is $26, we would purchase 38,461,538 shares, representing approximately 13% and 11%, respectively, of our outstanding shares as of January 29, 2020.

We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

If shares having an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “SC.” On January 29, 2020, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $26.10 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Neither the Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Tender Offer are:

J.P. Morgan	Barclays

The Information Agent for the Tender Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(800) 509-1312

The date of this Offer to Purchase is January 30, 2020

IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (the “Information Agent”) or to J.P. Morgan Securities LLC or Barclays Capital Inc., the dealer managers for the tender offer (the “Dealer Managers”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

-i-

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (Santander Consumer USA Holdings Inc.) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $1,000,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $23 per share and not more than $26 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable, but likely not earlier than three to five business days, after the tender offer expires. We will select the lowest Purchase Price, which will not be less than $23 per share and not more than $26 per share, that will allow us to purchase up to $1,000,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $23 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $23 per share.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period, but do not expect to begin making such payments until at least three to five business days following the Expiration Date. See Section 5.

How many shares will the Company purchase?

We will purchase a number of shares having an aggregate purchase price of $1,000,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $23, we would purchase 43,478,260 shares, and, if the Purchase Price per share is $26, we would purchase 38,461,538 shares, representing approximately 13% and 11%, respectively, of our outstanding shares as of January 29, 2020.

In addition, if shares having an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

How will the Company pay for the shares?

The Company will fund the tender offer with cash on hand.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $1,004,100,000.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date. The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on February 27, 2020, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

The purpose of the tender offer is for the Company to repurchase shares of its common stock. This structure allows the Company to purchase a fixed dollar amount of shares for one price per share.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•

No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•

No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after January 29, 2020, the last trading day prior to the commencement of the tender offer;

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•

No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on January 29, 2020;

•

No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	Any necessary regulatory approvals or non-objections shall have been obtained and shall remain in full force and effect;

•

No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since January 29, 2020, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since January 29, 2020;

•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

•	The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NYSE or cause the shares to be subject to deregistration under the Exchange Act;

•

No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before January 29, 2020) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•

No person (including a group) that has publicly disclosed in a filing with the Commission on or before January 29, 2020 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

•

No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my shares?

To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on February 27, 2020, or any later time and date to which the tender offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or

•

if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $23 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $23 PER SHARE).

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined

Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $23 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $23 per share. See Section 8 for recent market prices for shares of our common stock.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of January 29, 2020, we had 339,201,748 shares of common stock outstanding. At a Purchase Price equal to the tender offer’s minimum price of $23 per share, we would purchase 43,478,260 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 13% of our outstanding shares as of January 29, 2020. At a Purchase Price equal to the tender offer’s maximum price of $26 per share, we would purchase 38,461,538 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 11% of our outstanding shares as of January 29, 2020. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 295,723,488 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 29, 2020). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 300,740,210 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 29, 2020). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.

In addition, if shares having an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our stockholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, at the end of the day on February 27, 2020, unless we extend or withdraw the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on March 26, 2020 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $1,000,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

•

first, from all stockholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $1,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

While our Board of Directors (the “Board”) has authorized the tender offer, it has not made, nor have the Company, the Dealer Managers, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.

We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. In addition, the Company’s controlling stockholder, Santander Holdings USA, Inc. (“SHUSA”), has informed the Company that it will not tender any of its shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for the tendered shares until at least three to five business days after the Expiration Date. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On January 29, 2020, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the NYSE was $26.10 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is Georgeson LLC. Please call (800) 509-1312 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(800) 509-1312

In addition, the Dealer Managers can help answer your questions, and may be contacted as follows:

J.P. Morgan J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Direct: (212) 622-4401 Toll-Free: (817) 371-5947	Barclays Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Direct: (212) 526-0111 Toll-Free: (800) 438-3242

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. Any statements in this Offer to Purchase or the documents incorporated herein by reference about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking and reflect the current beliefs and expectations of the Company’s management. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Certain factors that could cause actual results to differ include, among others:

•	the Company operates in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect its business;

•	the Company’s ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner;

•	adverse economic conditions in the United States and worldwide may negatively impact the Company’s results;

•	the business could suffer if access to funding is reduced or if there is a change in the Company’s funding costs or ability to execute securitizations;

•	the Company faces significant risks implementing its growth strategy, some of which are outside of its control;

•	the Company may not realize the anticipated benefits from, and may incur unexpected costs and delays in connection with, exiting its personal lending business;

•

the Company’s agreement with FCA US LLC, formerly Chrysler Group LLC (“FCA”) may not result in currently anticipated levels of growth and is subject to performance conditions that could result in termination of the agreement, and is subject to an option giving FCA the right to acquire an equity participation in the Chrysler Capital portion of the Company’s business;

•	the business could suffer if the Company is unsuccessful in developing and maintaining relationships with automobile dealerships;

•	the Company’s financial condition, liquidity, and results of operations depend on the credit performance of its loans;

•	loss of the Company’s key management or other personnel, or an inability to attract such management and personnel, could negatively impact its business;

•

the Company is directly and indirectly, through its relationship with SHUSA, a wholly-owned subsidiary of Banco Santander, S.A. (“Banco Santander”), subject to certain banking and financial services regulations, including oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve Bank of Boston; such oversight and regulation may limit certain of the

Company’s activities, including the timing and amount of dividends and other limitations on the Company’s business; and

•	future changes in the Company’s ownership by, or relationship with, SHUSA or Santander could adversely affect its operations.

If one or more of the factors affecting the Company’s forward-looking information and statements renders forward-looking information or statements incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, the Company cautions the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect the Company’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Management cannot assess the impact of any such factor on the Company’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and the Company undertakes no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to the Company are expressly qualified by these cautionary statements.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s 2018 Annual Report on Form 10-K, which has been filed with the Commission and is incorporated herein by reference.

INTRODUCTION

To the Holders of Our Common Stock:

Santander Consumer USA Holdings Inc., a Delaware corporation, hereby offers to purchase for cash up to $1,000,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $23 per share and not more than $26 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on February 27, 2020 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or terminate the tender offer.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $23 per share and not more than $26 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $1,000,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR

SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $1,000,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $1,000,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

•

first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•

second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $1,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of January 29, 2020, we had 339,201,748 shares of our common stock issued and outstanding. The shares are listed and traded on the NYSE. On January 29, 2020, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $26.10 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration.

General.  Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $1,000,000,000 of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price determined by us of not less than $23 per share and not more than $26 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The withdrawal rights expire on the Expiration Date.

However, if we:

•

increase the maximum price to be paid above $26 per share or decrease the price to be paid below $23 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•

increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $23 per share and not more than $26 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $23 or as high as $26. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $23 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $23 per share.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.

Priority of Purchases.  If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $1,000,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $1,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots.  The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will be able to announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer between three to five business days after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.  Our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase). Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios, and we believe such capital ratios will continue to support organic growth and other strategic options. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The tender offer set forth in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.

While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Managers, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. In addition, the Company’s controlling stockholder, SHUSA, has informed the Company that it will not tender any of its shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Tender Offer.  As of January 29, 2020, we had 339,201,748 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $23, we would purchase 43,478,260 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $26, we would purchase 38,461,538 shares, representing approximately 13% and 11%, respectively, of our outstanding shares as of January 29, 2020. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer.

In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer, including SHUSA, our controlling stockholder. As of January 29, 2020, SHUSA owned 72.4% of our common stock and is a party to the shareholders agreement between us and certain of our shareholders, dated January 28, 2014 (the “Shareholders Agreement”). Pursuant to the Shareholders Agreement, SHUSA has the right to nominate a majority of our directors so long as minimum share ownership thresholds are maintained. Because SHUSA owns a majority of our common stock, it has the power to elect our entire Board. Through our Board, and through functional reporting lines of SHUSA and our management, SHUSA controls our policies and operations. If SHUSA and/or Banco Santander owned 80% or more of our common stock, the Company could be consolidated with SHUSA and Banco Santander for tax filing and capital planning purposes, which would provide SHUSA and Banco Santander with certain benefits. Among other things, tax consolidation would (1) facilitate certain offsets of the Company’s taxable income, (2) eliminate the double taxation of dividends from the Company, and (3) trigger a release into SHUSA’s income of the deferred tax liability established with respect to its ownership of the Company. In addition, SHUSA and Banco Santander would recognize a larger percentage of our net income as its ownership increases and would likely realize an improvement in capital ratios. If the conditions to the tender offer are satisfied or waived, the tender offer is fully subscribed and the Purchase Price per share is equal to the tender offer’s minimum price per share of $23, our purchase of 43,478,260 shares would, assuming no other changes to our outstanding shares, cause SHUSA to own approximately 83% of our outstanding shares as of January 29, 2020.

Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the NYSE of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule

13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

On January 29, 2020, the Company announced a quarterly dividend of $0.22 per share of common stock, payable on February 20, 2020 to stockholders of record at the close of business on February 10, 2020. The dividend will be paid regardless of whether such stockholder tenders its shares in the tender offer.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, including in the Company’s Definitive Proxy Statement on Schedule 14A, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, options and other equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $23 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $23 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery.  The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of

Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Managers or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) this Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery.  If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and

•

a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

U.S. Federal Backup Withholding.  To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders.  As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test under Section 302 of the Code described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement.  The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Managers, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares.  If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates.  Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A., as Transfer Agent for our shares, at 1-877-373-6374. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGERS OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGERS OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on March 26, 2020, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Managers, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $1,000,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be the responsibility of the tendering Stockholder. See the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $1,000,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $1,000,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

We note that if shares having an aggregate purchase price of more than $1,000,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, on or after January 29, 2020, the last trading day prior to the commencement of the tender offer, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)

there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on January 29, 2020;

(5)

there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)	any necessary regulatory approvals or non-objections shall not have been obtained or shall not remain in full force and effect;

(7)

a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since January 29, 2020, other than in the ordinary course of business (in each case other than the tender offer);

(8)

the consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NYSE or otherwise cause the shares to be subject to deregistration under the Exchange Act;

(9)

a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before January 29, 2020); or

(10)

a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before January 29, 2020, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion on or before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding.

8.	Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “SC.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.

	Market Price		Dividends
	High	Low
2018
First Quarter	$18.01	$14.96	$	$0.05
Second Quarter	19.49	14.77		$0.05
Third Quarter	20.99	17.71		$0.20
Fourth Quarter	19.39	15.65		$0.20
2019
First Quarter	$21.14	$16.81	$	$0.20
Second Quarter	23.77	20.33		$0.20
Third Quarter	27.52	24.31		$0.22
Fourth Quarter	25.79	22.55		$0.22
2020
First Quarter (through January 29, 2020)	26.62	22.61		$0.22

On January 29, 2020, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $26.10 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

On January 29, 2020, the Company announced a quarterly dividend of $0.22 per share of common stock, payable on February 20, 2020 to stockholders of record at the close of business on February 10, 2020. The dividend will be paid regardless of whether such stockholder tenders its shares in the tender offer.

9.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $1,004,100,000. The Company expects to fund the tender offer with cash on hand.

10.	Certain Information Concerning Us.

General.  Santander Consumer USA Holdings Inc. was formed in 2013 as a corporation in the state of Delaware and is the holding company for Santander Consumer USA Inc., an Illinois corporation (“SC Illinois”), a specialized consumer finance company focused on vehicle finance and third-party servicing, and its subsidiaries. The Company’s primary business is the indirect origination, securitization and servicing of retail installment contracts and leases, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers.

Santander Auto Finance is our primary vehicle brand, and is available as a finance option for automotive dealers across the United States. Since May 2013, under the ten-year master private-label financing agreement

(the “Chrysler Agreement”) with FCA, the Company has been operated as FCA’s preferred provider for consumer loans, leases and dealer loans and provide services to FCA customers and dealers under the Chrysler Capital brand. These products and services include consumer retail installment contracts and leases, as well as dealer loans for inventory, construction, real estate, working capital and revolving lines of credit. The Company also originates vehicle loans through a web-based direct lending program, purchases vehicle retail installment contracts from other lenders, and services automobile and recreational and marine vehicle portfolios for other lenders. Additionally, the Company has other relationships through which it holds personal loans, private-label credit cards and other consumer finance products. However, in 2015, the Company announced its exit from personal lending, and accordingly, substantially all of its personal lending assets were classified as held for sale at December 31, 2019.

As of January 29, 2020, the Company was owned approximately 72.4% by SHUSA and approximately 27.6% by other shareholders.

Our principal office is located at 1601 Elm Street, Suite 800, Dallas, Texas 75201, and our telephone number at that location is (214) 634-1110.

Additional Information About Us.  We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference.  The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

Commission Filings	Date Filed
Annual Report on Form 10-K	February 26, 2019

Quarterly Reports on Form 10-Q	May 1, 2019, July 31, 2019, and October 31, 2019

Current Reports on Form 8-K

May 24, 2019, June 12, 2019, June 28, 2019, July 1, 2019, July 24, 2019, October 28, 2019, December 2, 2019, December 12, 2019, December 26, 2019 and January 29, 2020 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise)

Definitive Proxy Statement on Schedule 14A	April 30, 2019

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at 1601 Elm Street, Suite 800, Dallas, Texas 75201 Attention: Corporate Secretary. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of January 29, 2020, we had 339,201,748 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 299,123 shares of our common stock (excluding restricted common stock), representing 0.0008% of our outstanding shares (excluding restricted common stock) as of January 29, 2020. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. In addition, the Company’s controlling stockholder, SHUSA, has informed the Company that it will not tender any of its shares in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.

Beneficial Ownership of Directors and Executive Officers.

The following table shows, as of January 29, 2020, information regarding the beneficial ownership of shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 43,478,260 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 0.001% of our outstanding shares (excluding restricted common stock). The percentages outstanding are based on 339,201,748 shares of common stock outstanding as of January 29, 2020. The address of each of the persons listed below is c/o Santander Consumer USA Holdings, Inc., 1601 Elm Street, Suite 800, Dallas, Texas 75201.

Name	Total Shares Beneficially Owned**	Percent of Class
Mahesh Aditya	—	*
Homaira Akbari	—	*
Shawn Allgood	13,151	*
Juan Carlos Alvarez de Soto	16,960	*
Joshua Baer	8,647	*
Sandra Broderick	37,669	*
Stephen A. Ferriss	19,858	*
Victor Hill	—	*
Edith E. Holiday	10,158	*
Fahmi Karam	44,235	*
Reza Leaali	41,745	*
Javier Maldonado	—	*
Robert J. McCarthy	13,438	*
William F. Muir	10,158	*
Christopher Pfirrman	38,961	*
William Rainer	13,438	*
Mikenzie Sari	2,117	*
Sunil Sajnani	28,588	*

All directors and executive officers as a group (18 persons) (1)	299,123	*

*	Less than 1% of the outstanding beneficial ownership.
**

Includes 3,118, 3,669, 1,964, 7,935, 5,207, 15,680, 20,502, 7,383, 524 and 19,331 shares issuable within 60 days to Mr. Allgood, Mr. Alvarez de Soto, Mr. Baer, Ms. Broderick, Mr. Ferriss, Mr. Karam, Mr. Leaali, Mr. Pfirrman, Ms. Sari and Mr. Sajnani, respectively, pursuant to the Company’s equity plans.

(1)	Only includes the shares beneficially owned by those directors and executive officers serving as of January 29, 2020.

Stockholders Beneficially Owning More Than 5%.

The following table shows, as of January 29, 2020, the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Santander Holdings USA, Inc.(1)	245,593,555	72.4%

(1)	Represents shares owned by SHUSA, 75 State Street, Boston, Massachusetts 02109, a wholly owned subsidiary of Banco Santander.

Transactions with Executive Officers, Directors and Other Related Persons.

General.  Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. Under our written policy, our directors and director nominees, executive officers, and holders of more than 5% of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration, and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Shareholders Agreement.  In connection with our initial public offering in January 2014, we entered into the Shareholders Agreement with SHUSA, DDFS, LLC (“DDFS”), Sponsor Auto Finance Holdings Series LP (“Sponsor Auto”) and Thomas Dundon. The Shareholders Agreement, as amended, provides SHUSA with, among other things, certain rights related to director nominations, approvals over certain actions taken by us, and registration rights. DDFS, Sponsor Auto, and Mr. Dundon no longer have rights under the Shareholders Agreement.

The Shareholders Agreement provides that SHUSA has the right to nominate a number of directors equal to the product (rounded up to the nearest whole number of directors) of (i) a fraction, the numerator of which is the number of shares of our common stock then-held by SHUSA and the denominator of which is the total number of our then-outstanding shares of common stock and (ii) the number of directors constituting our entire Board if there were no vacancies.

The Shareholders Agreement provides that we will take all action within our power to cause the individuals nominated under the provisions of the Shareholders Agreement to be included in the slate of nominees recommended by the Board to our stockholders for election as directors at each Annual Meeting of our stockholders and to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. In addition, SHUSA has the right to designate a replacement to fill a vacancy on the Board created by the departure of a director who was nominated by SHUSA, and we are required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the Board).

The Shareholders Agreement also provides that the following actions by us will require the approval of a majority of the directors nominated by SHUSA for so long as SHUSA’s share ownership is greater than 20% of our outstanding shares of common stock:

•	Except as required by changes in law or GAAP, any change to our material accounting policies;

•

Except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of Banco Santander in the United States, any change to our material tax policies or positions; and

•	Any change in our principal line of business or of certain of our material subsidiaries.

The Company has a committed facility in an initial amount of $1,500 million established with SHUSA on March 4, 2016. On November 1, 2016, this facility was amended to increase the committed amount to $3,000 million. In 2019, the largest outstanding principal balance on this facility was zero, and as of December 31, 2019, the balance of the line was zero. In 2019, we paid $36.5 million in interest and fees on this line of credit. The effective interest rate on this facility in 2018 was 11%. The current maturity of this facility is March 1, 2019 which was renewed with a new maturity of March 1, 2022.

SC Illinois as borrower executed a $650 million term promissory note with SHUSA as lender on March 31, 2017. In 2019, the largest outstanding principal balance on the note was $650 million, and as of December 31, 2019, the outstanding principal balance on the note was $650 million. In 2018, we paid $27.6 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 4.20%. The note has a maturity date of March 31, 2022.

SC Illinois as borrower executed a $500 million term promissory note with SHUSA as lender on May 11, 2017. In 2019, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2019, the outstanding principal balance on the note was $500 million. In 2018, we paid $17.7 million in interest and fees on this note. The effective interest rate on this facility in 2018 was 3.49%. The note has a maturity date of May 11, 2020.

SC Illinois as borrower executed a $650 million term promissory note with SHUSA as lender on August 4, 2017. In 2019, the largest outstanding principal balance on the note was $650 million, and as of December 31, 2019, the outstanding principal balance on the note was $650 million. In 2019, we paid $22.6 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.38%. The note has a maturity date of August 3, 2021.

SC Illinois as borrower executed a $400 million term promissory note with SHUSA as lender on October 10, 2017. In 2019, the largest outstanding principal balance on the note was $400 million, and as of December 31, 2019, the outstanding principal balance on the note was $400 million. In 2019, we paid $12.6 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.10%. The note has a maturity date of October 10, 2020.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 19, 2017. In 2019, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2019, the outstanding principal balance on the note was $250 million. In 2019, we paid $9.4 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.70%. The note has a maturity date of December 20, 2021.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 19, 2017. In 2017, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2019, the outstanding principal balance on the note was $250 million. In 2019, we paid $10 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.95%. The note has a maturity date of December 19, 2022.

The Company has a committed facility in an amount of $500 million with SHUSA as lender on July 27, 2018. In 2019, the largest outstanding principal balance on the loan was $425 million, and as of December 31, 2018, the outstanding principal balance on the loan was zero. In 2018, we paid $46.5 million in interest and fees on this note. The effective interest rate on this facility in 2018 was 3.86%. The loan has a maturity date July 27, 2021.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 14, 2018. In 2019, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2019, the outstanding principal balance on the note was $250 million. In 2019, we paid $12.6 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 5.00%. The note has a maturity date of December 14, 2022.

SC Illinois as borrower executed a $250 million term promissory note with SHUSA as lender on December 14, 2018. In 2019, the largest outstanding principal balance on the note was $250 million, and as of December 31, 2019, the outstanding principal balance on the note was $250 million. In 2019, we paid $13.3 million in interest and fees on this note. The effective interest rate on this facility in 2018 was 5.25%. The note has a maturity date of December 14, 2023.

SC Illinois as borrower executed a $300 million term promissory note with SHUSA as lender on March 5, 2019. In 2019, the largest outstanding principal balance on the note was $300 million, and as of December 31, 2019, the outstanding principal balance on the note was $300 million. In 2019, we paid $9 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.95%. The note has a maturity date of March 5, 2021.

SC Illinois as borrower executed a $500 million term promissory note with SHUSA as lender on June 14, 2019. In 2019, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2019, the outstanding principal balance on the note was $500 million. In 2019, we paid $9.2 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.90%. The note has a maturity date of June 14, 2022

SC Illinois as borrower executed a $500 million term promissory note with SHUSA as lender on July 8, 2019. In 2019, the largest outstanding principal balance on the note was $500 million, and as of December 31, 2019, the outstanding principal balance on the note was $500 million. In 2019, we paid $9.6 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.30%. The note has a maturity date of July 8, 2024.

SC Illinois as borrower executed a $750 million term promissory note with SHUSA as lender on September 23, 2019. In 2019, the largest outstanding principal balance on the note was $750 million, and as of December 31, 2019, the outstanding principal balance on the note was $750 million. In 2019, we paid $0.8 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.27%. The note has a maturity date of September 22, 2023.

SC Illinois as borrower executed a $400 million term promissory note with SHUSA as lender on November 11, 2019. In 2019, the largest outstanding principal balance on the note was $400 million, and as of December 31, 2019, the outstanding principal balance on the note was $400 million. In 2019, we paid $1.8 million in interest and fees on this note. The effective interest rate on this facility in 2019 was 3.10%. The note has a maturity date of November 4, 2022.

Credit Facilities

Interest expense, including unused fees, for affiliate lines of credit for the years ended December 31, 2019, 2018 and 2017 was as follows:

	For the Year Ended December 31,
(dollars in thousands)	2019	2018	2017
Lines of credit agreement with Santander - New York Branch (a)	$—	$11,620	$51,735
Debt facilities with SHUSA	209,399	151,238	90,988

(a) Through its New York branch, Santander provided the Company with revolving credit facilities. During the year ended December 31, 2018 these facilities were terminated.

Accrued interest for affiliate lines of credit at December 31, 2019 and 2018, was as follows:

	For the Year Ended December 31,
(dollars in thousands)	2019	2018
Debt facilities with SHUSA	$29,326	$19,928

In 2015, under an agreement with Banco Santander, the Company agreed to begin incurring a fee of 12.5 basis points (per annum) on certain warehouse lines, as they renew, for which Santander provides a guarantee of the Company’s servicing obligations. The Company recognized guarantee fee expense of approximately $384,000, $5 million, and $6 million for the years ended December 31, 2019, 2018, and 2017, respectively. As of December 31, 2019 and 2018, the Company had $0 and $1.9 million of related fees payable to Santander, respectively.

Derivatives

The Company has derivative financial instruments with Santander and affiliates with outstanding notional amounts of approximately $1.9 billion and zero as of December 31, 2019 and 2018, respectively. The Company had a collateral overage on derivative liabilities with Santander and affiliates of $2.2 million and zero as of December 31, 2019 and 2018, respectively.

Interest and mark-to-market adjustments on these derivative financial instruments totaled $315,000, $930,000 and $1.3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Servicing Arrangements.  We are under contract with SBNA to service the bank’s retail and recreational vehicle loan portfolio, which had a balance of $278 million as of December 31, 2019. For 2019, SBNA paid $1.8 million to us with respect to this agreement.

The Company is required to permit SBNA a first right to review and assess Chrysler Capital dealer lending opportunities, and SBNA is required to pay the Company origination fee and annual renewal fee for each loan originated under the agreement. For 2018, SBNA paid us $5.74 million in origination and renewal fees related to these loans. These agreements also transferred the servicing of all Chrysler Capital receivables from dealers, including receivables held by SBNA and by the Company, from the Company to SBNA. For 2019, we paid servicing fees of $295,000 to SBNA under this contract.

Under the agreement with SBNA, the Company may originate retail consumer loans in connection with sales of vehicles that are collateral held against Floorplan Loans by SBNA. Upon origination, the Company remits payment to SBNA, who settles the transaction with the dealer. The Company owed SBNA approximately $5.4 million and $5.9 million related to such originations as of December 31, 2019 and 2018, respectively.

The Company received a $9 million referral fee in connection with sourcing and servicing arrangement and is amortizing the fee into income over the ten-year term of the agreement through July 1, 2022, the termination date of the agreement. As of December 31, 2019 and 2018, the unamortized fee balance was $3.1 million and $4 million, respectively. The Company recognized $900,000 of income related to the referral fee for the years ended December 31, 2019, 2018 and 2017, respectively.

Until 2015, we were party to a flow agreement with SBNA whereby we serviced all Chrysler consumer vehicle leases originated under the agreement and certain leases sold to SBNA. Additionally, we received an origination fee on all leases originated under the flow agreement. As of December 31, 2019, this portfolio of serviced leases had a balance of $117,000. For 2019, SBNA paid us $9,000 in servicing fees related to these leases.

Origination Support Services

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company has agreed to perform the servicing for any loans originated on SBNA’s behalf. For the years ended December 31, 2019 and 2018, the Company facilitated the purchase of $7.0 billion and $1.9 billion of retail installment contacts, respectively. The Company recognized origination/referral fee and servicing fee income of approximately $58.1 million and $15.5 million for the years ended December 31, 2019 and 2018, respectively, of which approximately $2 million was payable and $4.9 million was receivable as of December 31, 2019 and 2018, respectively.

Securitizations

The Company had a Master Securities Purchase Agreement (MSPA) with Banco Santander, whereby the Company had the option to sell a contractually determined amount of eligible prime loans to Banco Santander, through the SPAIN securitization platform, for a term that ended in December 2018. The Company provides servicing on all loans originated under this arrangement.

Other information relating to SPAIN securitization platform for the years ended December 31, 2019 and 2018 is as follows:

(dollars in thousands)	December 31, 2019	December 31, 2018
Servicing fee income	$29,831	$35,058
Loss (Gain) on sale, excluding lower of cost or market adjustments (if any)	—	$20,736

Servicing fee receivable as of December 31, 2019 and 2018 was $1.9 million and $3 million, respectively. The Company had approximately $8.2 million and $16 million of collections due to Santander as of December 31, 2019 and 2018, respectively.

Santander Investment Securities Inc. (SIS), an affiliated entity, serves as joint bookrunner and co-manager on certain of the Company’s securitizations. Amounts paid to SIS as co-manager for the years ended December 31, 2019, 2018 and 2017, totaled approximately $3.7 million, $2.6 million and $1.4 million, respectively, and are included in debt issuance costs in the accompanying consolidated financial statements.

Retail Installment Contracts and RV Marine

The Company also has agreements with SBNA to service auto retail installment contracts and recreational and marine vehicle portfolios. Servicing fee income recognized under these agreements totaled $1.8 million, $3.7 million and $3.4 million for the years ended December 31, 2019, 2018 and 2017, respectively. Other information on the serviced auto loan and retail installment contract portfolios for SBNA as of December 31, 2019 and 2018 is as follows:

(dollars in thousands)	December 31, 2019	December 31, 2018
Total serviced portfolio	$277,669	$383,246
Cash collections due to owner	$14,908	$14,920
Servicing fees receivable	$738	$601

Employment Arrangements.  Starting in 2018, certain employees of the Company and SHUSA, provide services to each other. For the year ended December 31, 2019, the Company owed SHUSA approximately $16.1 million and SHUSA owed the Company approximately $5.2 million for such services.

Other Agreements.  On June 30, 2014, we entered into an indemnification agreement with SBNA whereby we indemnify SBNA for any credit or residual losses on a pool of $48.2 million in leases originated under a flow agreement with SBNA. At the time of the indemnification agreement, we established a $48.2 million collateral account with SBNA in restricted cash that will be released over time to SBNA, in the case of losses, and to us, in the case of payments and sale proceeds. As of December 31, 2018, the balance in the collateral account was zero. For 2018, we did not incur any indemnification expenses.

Our wholly-owned subsidiary through SC Illinois, Santander Consumer International Puerto Rico, LLC (“SCI”), has deposit accounts with Banco Santander Puerto Rico (“BSPR”), an affiliated entity. As of December 31, 2019 and 2018, SCI had cash (including restricted cash) of approximately $8.1 million and $8.9 million, respectively, on deposit with BSPR.

The Company has certain deposit and checking accounts with SBNA, an affiliated entity. As of December 31, 2019 and 2018, the Company had a balance of approximately 33.7 million and $92.8 million, respectively, in these accounts.

SIS serves as co-manager on certain of our securitizations. Amounts paid to SIS as co-manager for the year ended December 31, 2019 totaled $3.7 million. The payments to SIS as co-manager of our securitizations were made in the ordinary course of business and on substantially the same terms as other co-managers of our securitizations.

Beginning in 2017, the Company and SBNA entered into a Credit Card Agreement (Card Agreement) whereby SBNA will provide credit card services for travel and related business expenses for vendor payments. This service is at zero cost but generates rebates based on purchases made. As of December 31, 2019, the activities associated with the program were insignificant.

Beginning in 2016, the Company agreed to pay SBNA a market rate-based fee expense for payments made at SBNA retail branch locations for accounts originated or serviced by the Company and the costs associated with modifying the Advanced Teller platform to the payments. The Company incurred expenses of $230,000, $258,000 and $225,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

Effective April 1, 2017, we contracted Aquanima, a Banco Santander affiliate, to provide procurement services. Expenses incurred totaled approximately $2 million, $1.5 million and $637,000 for the years ended December 31, 2019, 2018 and 2017.

Santander Global Tech (formerly known as Produban Servicios Informaticos Generales S.L.), a Banco Santander affiliate, is under contract with the Company to provide professional services, telecommunications, and internal and/or external applications. Expenses incurred, which are included as a component of other operating costs in the accompanying consolidated statements of income, totaled $334,000, zero and zero for the years ended December 31, 2019, 2018 and 2017, respectively.

As of December 31, 2019, Jason A. Kulas and Mr. Dundon, both being former members of the Board and CEOs of the Company, each had a minority equity investment in a property in which the Company leases approximately 373,000 square feet as its corporate headquarters. During the years ended December 31, 2019, 2018 and 2017, the Company recorded approximately $5.3 million, $4.8 million and $5 million, respectively, in lease expenses on this property. The Company subleases approximately 13,000 square feet of its corporate office space to SBNA. For the years ended December 31, 2019, 2018 and 2017, the Company recorded $176,000, $163,000 and $163,000, respectively, in sublease revenue on this property. Future minimum lease payments over the remainder of the seven-year term of the lease, which extends through 2026, totaled approximately $48.5 million.

We partner with SHUSA to place cyber liability insurance in which participating national entities share $150 million aggregate limits. We repay SHUSA for our equitably allocated portion of insurance premiums and fees. Expenses incurred totaled $432,000, 369,000 and $312,000 for the years ended December 31, 2019, 2018 and 2017. In addition, the Company partners with SHUSA for various other insurance products. Expenses incurred totaled $754,000, $708,000 and $607,000 for the years ended December 31, 2019, 2018 and 2017.

We are party to a tax sharing agreement requiring the unitary state tax liability among affiliates included in unitary state tax returns be allocated using the hypothetical separate company tax calculation method. Pursuant to this tax sharing agreement in 2018 and 2019, we received payments of $2.1 million and $3.6 million from affiliates.

Beginning in 2016, we agreed to pay SBNA a market-rate based fee expense for payments made SBNA retail branch locations for accounts services by us and the costs associated with modifying the Advanced Teller platform to the payments. We incurred $230,000 expense for these services during the year ended December 31, 2019.

In 2019, we earned $176,000 in revenue from SBNA for subleasing approximately 13,000 square feet of corporate office space.

Recent Securities Transactions.

Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase.

Stock Repurchase Program.

In June 2019, the Board approved purchases by the Company up to $1.1 billion, excluding commissions, of its outstanding common stock through June 2020. This tender offer is being conducted as part of this repurchase program.

Beginning on the eleventh business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions, subject to applicable law. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

Arrangements with Directors and Executive Officers.

Equity Compensation Plans.  We currently administer one equity plan: our Omnibus Plan. The following table provides information as of December 31, 2019 regarding shares of our common stock issuable under these equity plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1) (b)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	772,036	13.09	2,177,826
Equity compensation plans not approved by security holders	—	—	—

Total	772,036	13.09	2,177,826

(1)	Weighted-average exercise price is based solely on outstanding options.

We originally adopted the Omnibus Plan on December 28, 2013, and we restated the Omnibus Plan effective June 16, 2016, with the approval of our stockholders.

For Omnibus Plan awards granted before June 16, 2016, in the event of a change in control (as defined in the plan) of SC, unless otherwise provided by the Compensation Committee: (1) all time-vesting options will become fully exercisable, (2) all time-vesting restricted stock awards and restricted stock units (“RSUs”) will become fully vested, and (3) all performance-vesting awards will become vested to the extent that the applicable performance targets are met through the date of the change in control.

For Omnibus Plan awards granted on or after June 16, 2016, in the event of a change in control (as defined in the restated plan) of SC, (1) awards granted to non-employee directors will fully vest, and (2) for awards granted to all other service providers, vesting will depend on whether the awards are assumed, converted, or replaced by the resulting entity:

•

For awards that are not assumed, converted, or replaced, (i) time-vesting awards will fully vest upon the change in control; and (ii) performance-vesting awards will vest based on the greater of achievement of all performance goals at the “target” level or the actual level of achievement of performance goals as of the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

•

For awards that are assumed, converted, or replaced, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, time-vesting awards will fully vest if the award recipient has a termination of employment within two years after the change in control by the company other than for cause or by the recipient for good reason (each as defined in the applicable award agreement). For performance-vesting awards, the amount vesting upon involuntary termination within two years of a change in control will be based on the greater of (i) achievement of all performance goals at the “target” level or (ii) the actual level of achievement of performance goals as of the change in control.

All awards under the Omnibus Plan are also subject to any change in control and employment termination provisions contained in applicable award agreements and employment agreements.

Employment Agreements.  We are party to an employment agreement and post-employment agreement with Scott Powell. Mr. Powell served as our CEO and as the CEO of SHUSA until his resignation from his positions at the Company and SHUSA on December 2, 2019. On December 9, 2019, an agreement between SHUSA and its subsidiaries, including the Company, and Mr. Powell regarding his separation and related post-employment obligations (the “post-employment agreement”) became fully effective. The employment agreement and post-employment agreement are described in more detail below.

Ms. Broderick, Mr. Leaali and Mr. Karam each received offer letters in connection with their employment, which provide basic terms such as base salary and bonus eligibility, at-will employment status terminable at will by either party, and restrictive covenants. Their agreements do not provide for severance benefits in the context of termination or a change in control, and so are not discussed in this section.

A change in control does not affect the timing or amount of severance payments to any of our currently employed “named executive officers” under their employment agreements.

Employment Agreement and Post-Employment Agreement with Scott Powell

SHUSA entered into an employment letter agreement (the “employment agreement”) with Mr. Powell dated September 14, 2018 relating to his employment responsibilities for us, SHUSA, and Santander during the period from January 1, 2018 to December 31, 2019. The agreement set Mr. Powell’s salary for 2018 at $3 million and his target bonus for 2018 at $4.25 million.

Under Mr. Powell’s employment agreement, if he were terminated by us or by SHUSA without cause (as defined in the agreement) or if he were to terminate employment with us or with SHUSA for good reason (as defined in the agreement), he would have been entitled to certain payments. The agreement also provided that Mr. Powell be subject to the following restrictive covenants:

•	Perpetual nondisclosure of confidential information;

•	Non-solicitation during employment and for one year after;

•	Non-competition during employment and for one year after; and

•	Perpetual non-disparagement of us.

The post-employment agreement amended certain terms of the employment agreement. The post-employment agreement provides, among other things, that Mr. Powell waives the following as set forth in the employment agreement: (i) the severance benefits that would have been payable in connection with his separation from employment with SHUSA and the Company under certain circumstances; (ii) deferred compensation and incentive compensation that was unvested upon his resignation; and (iii) any performance bonus for 2019. The post-employment agreement also provides that SHUSA and the Company waive: (i) the notice period as set forth in the employment agreement; and (ii) the non-compete restrictions set forth in his employment agreement. Mr. Powell also agreed not to hire or engage certain employees of SHUSA and the Company for a period of eight months following his resignation.

During the years ended December 31, 2019 and 2018, the Company accrued approximately $3.1 million and $4 million, respectively, as its share of compensation expense based on time allocation between his services to the Company and SHUSA.

Other Employee Compensation.  In addition, certain employees of the Company and SHUSA, provide services to each other. For the years ended December 31, 2019 and 2018, the Company owed SHUSA approximately $16.1 million and $2.6 million, and SHUSA owed the Company approximately $5.2 million and $1.2 million for such services, respectively.

Severance Policy.  In the event of a qualifying termination, each NEO, including Mr. Alvarez de Soto, Ms. Broderick and Mr. Leaali, are eligible for severance benefits pursuant to the Santander Holdings USA, Inc. Enterprise Severance Policy (the “Severance Policy”). The Severance Policy provides severance benefits to employees whose positions are involuntarily terminated (“eligible employees”). Pursuant to the Severance Policy, an eligible employee would be entitled to a lump sum cash severance payment equal to three weeks of base salary for each year of service with the Santander group, subject to a minimum severance payment of thirteen weeks of base salary and a maximum severance payment of fifty-two weeks of base salary. In addition, eligible employees who elect to continue their medical, dental and/or vision benefits under COBRA will be eligible for fully subsidized premiums for the first ninety days following their termination of employment. As a result of their years of service through the end of 2018 (including Mr. Alvarez de Soto’s service with SHUSA, Banco Santander and Santander Central Hispano Suisse), Mr. Alvarez de Soto would have been eligible for the maximum severance benefit under the Severance Policy while Ms. Broderick and Mr. Leaali would have been entitled to the minimum severance benefit.

Separation and Settlement Agreements

In 2015, the Company announced the departure of Thomas G. Dundon from his roles as Chairman of the Board and CEO of the Company. In connection with his departure, Mr. Dundon entered into a separate agreement (the Separation Agreement) with the Company providing Mr. Dundon with certain payments and benefits.

In 2017, Mr. Dundon entered into a Settlement Agreement with Banco Santander, SHUSA, SC, SC Illinois, and DDFS LLC (the Settlement Agreement) pursuant to which Mr. Dundon received cash payments from the Company totaling approximately $66.1 million, of which $52.8 million was paid in satisfaction of Mr. Dundon’s previous exercise of certain stock options that was the subject of the Separation Agreement. The $66.1 million cash payment was recorded as compensation expense in the Company’s consolidated statement of income and comprehensive income. The Settlement Agreement also modified the terms of certain equity-based awards previously granted to Mr. Dundon. In addition, pursuant to the Settlement Agreement, the parties agreed to consummate the Call Transaction. The Call Transaction was consummated in 2017, pursuant to which Banco Santander purchased the 34,598,506 shares of the Company’s Common Stock owned by DDFS LLC for an aggregate price of $941.9 million, representing the aggregate of the previously agreed price per share of the Company’s Common Stock of $26.17 and interest accrued after the Call End Date. The net proceeds to DDFS LLC from the Call Transaction were reduced by all amounts outstanding and/or accrued under the Loan Agreement, including principal, interest (including default interest), and fees, through the closing of the Call Transaction, which totaled $294.5 million.

Director Compensation.  Only our independent directors as defined by the NYSE Listed Company Rules (as determined by the Board), including Ms. Akbari, Mr. Ferriss, Ms. Holiday, Mr. McCarthy, Mr. Muir and Mr. Rainer (collectively, the “Independent Directors”) are compensated for their service on the Board. The compensation program for Independent Directors was approved by our non-independent, disinterested directors, who do not receive any compensation for their Board service. The program provided the following compensation for Independent Directors:

•	An annual cash retainer of $100,000 (paid quarterly in arrears); plus

•

An annual grant of RSUs with a grant date fair market value equal to $50,000, vesting on the earlier of the 1st anniversary of the grant date or the 1st annual stockholder meeting following the grant date (with the grant date occurring at or around the start of the applicable term of service); plus

•	$70,000 in cash annually for serving as the chair of any committee of the Board (paid quarterly in arrears); plus

•	$20,000 in cash annually for serving as a non-chair member of any committee of the Board (paid quarterly in arrears); plus

•	$450,000 in cash annually if the director also serves as the Chairman of the Board (paid quarterly in arrears).

The Compensation Committee annually reviews the form and amount of director compensation and recommends changes to the non-independent, disinterested Board members (who do not receive any director compensation from us), as appropriate. There were no changes to the Independent Director compensation program in 2018.

The following table provides information regarding compensation for each Independent Director in 2018. Under our director compensation program, only Independent Directors are compensated for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Stephen A. Ferriss	230,000	50,000	280,000
Edith E. Holiday	190,000	50,000	240,000
Robert J. McCarthy	210,000	50,000	260,000
William F. Muir	210,000	50,000	260,000
William Rainer	620,000	50,000	670,000

(1)

To align our Independent Directors’ compensation with stockholder interests, each Independent Director is granted RSUs upon election or re-election. In 2018, all director RSUs were granted on June 12, 2018. Each award will vest upon the earlier of (i) the first anniversary of the grant date and (ii) the first annual stockholder meeting following the grant date. This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date, but excluding the effect of potential forfeitures. Except for Mr. Ferriss, who held 5,207 vested options at the end of 2018, the stock awards reflected above comprise all outstanding equity awards held by our Independent Directors at the end of 2018. The table above omits Independent Directors whose service began after 2018.

Company Policies Regarding Common Stock.

Stock Ownership Guidelines for Independent Directors.  In order to align the economic interests of our Independent Directors with those of our stockholders, the Board has determined that our Independent Directors should hold a meaningful equity stake in SC. To that end, our Independent Non-Employee Director Stock Ownership Guidelines require each of our Independent Directors to acquire and retain shares or share equivalents of our common stock with a target value not less than five times the annual equity retainer of $50,000.

There is no required time period within which an Independent Director must attain the applicable stock ownership target. However, until the stock ownership target is achieved, an Independent Director is required to retain 100% of all shares of our common stock received under SC’s Independent Director compensation program, other than shares received with a value equal to the amount of taxes due on income realized in connection with the vesting or exercise of awards.

As of the date hereof, all directors are in compliance with the Independent Non-Employee Director Stock Ownership Guidelines.

Clawback Policy.  We maintain a robust Policy on Malus and Clawback Requirements (the “Clawback Policy”). The Clawback Policy contains a framework under which we will implement into our incentive compensation arrangements (1) provisions that can cause unvested compensation to be reduced or forfeited during the applicable vesting period (often referred to as “malus” provisions) and (2) provisions that can cause previously earned and paid compensation to be repaid (often referred to as “clawback” provisions). Malus and clawback provisions serve several purposes, such as ensuring that our incentive compensation awards are based on sustainable, appropriate, and compliant performance; that such performance is achieved consistently within applicable risk frameworks; and that our employees are discouraged from manipulating performance or financial metrics or engaging in other behaviors that could adversely impact us.

Hedging, Short Sale and Pledging Policies.  Executive officers are prohibited from entering into hedging and short sale transactions and are subject to restrictions on pledging our common stock. Breach of applicable anti-hedging policies is a triggering event under the Clawback Policy.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.

13.	Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion.

This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S.

federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code, the Foreign Account Tax Compliance Act (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or the alternative minimum tax.

Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of a person that is treated as a partner in such entity generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds shares and any partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.

The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular facts and circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” for U.S. federal income tax purposes, rather than as a distribution with respect to such shares held by the tendering U.S. Holder, if the sale: (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 tests”).

In applying each of the Section 302 tests, a U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares that are actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an interest, as well as shares that the U.S. Holder has a right to acquire by exercise of an option or warrant or by conversion or exchange of a security. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders intending to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.

Even if a sale of shares by a U.S. Holder pursuant to the tender offer fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the tender offer constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.

If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.

If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30%

unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer will generally be subject to information reporting and, as described in Section 3 above, possibly U.S. federal backup withholding (currently at a rate of 24%). Backup withholding will generally apply to payments of gross proceeds to a U.S. Holder unless the holder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. Backup withholding and information reporting generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS. See Section 3 for additional information.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all the potential tax consequences of the disposition of shares in the tender offer, nor is it legal or tax advice. Each holder of shares should consult their own tax advisor to determine its particular tax consequences of selling shares in the tender offer including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $26 or decrease the price to be paid per share below $23 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses; Information Agent; Dealer Managers; Depositary.

We have retained J.P. Morgan Securities LLC and Barclays Capital Inc. to act as Dealer Managers, Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Dealer Managers and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Managers, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Dealer Managers and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and their respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Managers and their respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Managers and their respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

Santander Consumer USA Holdings Inc.

January 30, 2020

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

150 Royall Street, Suite V

Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Dealer Managers for the Tender Offer are:

J.P. Morgan J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Direct: (212) 622-4401 Call Toll-Free: (817) 371-5947	Barclays Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Direct: (212) 526-0111 Call Toll-Free: (800) 438-3242

The Information Agent for the Tender Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(800) 509-1312